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                                                                    Exhibit 99.2


Renaissance Media Group LLC Reports 1998 Results for the Quarter Ended December 31, 1998

                 Growth in Revenue of 10.2% and EBITDA of 10.9%

FERNDALE, N.Y., Feb. 26 /PRNewswire/ -- Renaissance Media Group LLC (the "Company") today reported results for the quarter ended December 31, 1998 and for the period from April 9, 1998 to December 31, 1998 (the "year to date period"). The Company acquired certain cable systems located in Louisiana, Mississippi and Tennessee from TWI Cable Inc. on April 9, 1998 and prior to that date had no operations. The year to date results discussed herein reflect the results of the acquired cable systems for the period from April 9, 1998 to December 31, 1998 and corporate overhead costs since January 1, 1998. For the quarter ended December 31, 1998, the Company reported revenue of $14.4 million, cable system cash flow of $7.9 million, and EBITDA of $7.2 million. The results of operations for the comparable period in 1997, under TWI Cable Inc. ownership were: revenues of $13.0 million, cable system cash flow of $7.2 million and EBITDA of $6.5 million. The percentage increases in 1998 over 1997 in revenue, cable system cash flow and EBITDA were 10.2%, 10.8% and 10.9%, respectively.

For the year to date period, the Company reported revenue of $41.5 million, cable system cash flow of $22.5 million and EBITDA of $20.5 million. The results of operations for the comparable period in 1997, under TWI Cable Inc. ownership were: revenues of $37.4 million, cable system cash flow of $20.5 million and EBITDA of $18.5 million. The percentage increases in 1998 over 1997 in revenue, cable system cash flow and EBITDA were 11.0%, 9.7% and 10.7%, respectively.

Revenue results for the quarter ended December 31, 1998 versus the comparable period in 1997 reflected a 13.8% growth in basic service revenue and a 17.8% growth in advertising revenues. Basic service revenues increased due to increases in subscription rates and basic subscribers over prior year amounts. Cable system cash flow margin increased .3% to 55.3% in 1998 from 55.0% in 1997. EBITDA margin was 50.0% in 1998 versus 49.6% in 1997.

Revenue results for the year to date period versus the comparable period in 1997 reflected a 13.4% growth in basic service revenue and a 18.5% growth in advertising revenues. Basic service revenues increased due to increases in subscription rates and basic subscribers over prior year amounts. Cable system cash flow margin decreased .7% to 54.2% in 1998 from 54.9% in 1997, due primarily to increases in programming costs offset in part by increases in capitalized internal costs associated with new capital projects. EBITDA margin was 49.3% in 1998 versus 49.5% in 1997.

On February 23, 1999, Renaissance Media Holdings LLC ("Holdings"), the parent company of Renaissance Media Group LLC, executed a Purchase Agreement pursuant to which Holdings will sell all of its' outstanding limited liability company interests in the Company to Charter Communications, LLC, a subsidiary of Charter Communications, Inc. Reflecting on the


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transaction, Fred Schulte, Renaissance Media Group's Chairman and CEO commented,
"The strong performance of our cable systems to date results from the efforts of all our dedicated employees, who will serve Charter well as they continue with their growth strategy. Notwithstanding the pending transaction, we will continue to operate `business as usual' and proceed with our operating initiatives and upgrade projects."

The Company's basic subscriber and premium units were 129,164 and 58,712 respectively at December 31, 1998. Basic subscribers increased 2,606 over December 30, 1997 levels. Premium units decreased 6,251 over December 1997 levels. While premium units decreased approximately 10%, premium revenue decreased only 4.8% from the prior year due to discounted premium promotions in 1997 not continuing into 1998.

Renaissance Media Group LLC is a newly formed company owned by investment funds managed by Morgan Stanley Dean Witter as well as TWI Cable Inc. and six former executives of Cablevision Industries Corporation. The Company was formed to acquire, operate and develop medium-sized cable television systems.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the effects of legislative and regulatory changes; the need for regulatory approvals; the potential of increased levels of competition for the Company; technological changes; the need to arrange adequate financing; and other risks detailed in the Company's Registration Statement and periodic reports filed with the Securities and Exchange Commission.

Source:   Renaissance Media Group LLC

Contact: Mark W. Halpin, Executive Vice President / Chief Financail Officer Renaissance Media Group LLC